Exhibit 99

FOR IMMEDIATE RELEASE
DATE: July 24, 2007

CONTACT:	Brian L. Vance
	President and Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES SECOND QUARTER 2007 EARNINGS

2ND QUARTER HIGHLIGHTS

•	Net Income of $2,627,000 for the quarter increased 4% from the prior year quarter ended June 30, 2006

•	Non-interest income increased 16% from the prior year quarter ended June 30, 2006

•	Loans increased $40 million, or 10% (annualized), from the prior year-end

•	Deposits increased $45 million, or 12% (annualized), from the prior year-end

•	Total assets exceeded the $900 million threshold

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”) today reported net income for the second quarter ended June 30, 2007 of $0.39 per diluted share, unchanged from the net income per diluted share for the quarter ended June 30, 2006. Actual earnings for the second quarter ended June 30, 2007 were $2,627,000 compared to $2,535,000 for the second quarter in 2006, an increase of 3.6%.

Diluted earnings per share for the six months ended June 30, 2007 were $0.75 per diluted share down 4.8% compared with $0.79 per diluted share for the same period in 2006. Actual earnings for the six months ended June 30, 2007 were $5,000,000 compared to $5,100,000 for the six months ended June 30, 2006, a decrease of 2.0%.

For the quarter ended June 30, 2007, return on average equity was 12.76% compared to 14.13% for the quarter ended June 30, 2006. The Company’s capital position remains strong at 9.01% of total assets as of June 30, 2007, down slightly from 9.09%

at June 30, 2006. Average equity for the quarter ended June 30, 2007 increased to $82.6 million from $72.0 million for the quarter ended June 30, 2006. For the six months ended June 30, 2007, the Company’s return on average equity was 12.35% compared to 14.65% for the six months ended June 30, 2006.

The Company’s total assets increased $77.3 million, or 9.3%, to $905.6 million at June 30, 2007 from $828.3 million at June 30, 2006. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $67.2 million, or 9.4%, to $779.6 million at June 30, 2007 from $712.4 million at June 30, 2006. Since December 31, 2006 net loans have increased $40.0 million or 5.4%. Deposits increased $62.1 million, or 8.8%, to $770.8 million at June 30, 2007 from $708.7 million at June 30, 2006. Since December 31, 2006 deposits have increased $44.9 million, or 6.2%.

Net interest income before provision for loan loss was $9,102,000 for the quarter ended June 30, 2007 compared to $8,784,000 for the quarter ended June 30, 2006, an increase of 3.6%. For the six months ended June 30, 2007, net interest income before provision for loan loss was $18,000,000 compared to $17,269,000 for the six months ended June 30, 2006, an increase of 4.2%.

The net interest margin (net interest income divided by average earning assets) was 4.50% for the quarter ended June 30, 2007 compared to 4.59% for the quarter ended March 31, 2007 and 4.83% for the quarter ended June 30, 2006.

Asset quality remains strong. Nonperforming assets at June 30, 2007 were $1,605,000, or 0.18% of total assets, a decrease of $1,223,000 from $2,828,000, or 0.34% of total assets, at June 30, 2006 and a decrease of $1,427,000 from $3,032,000, or 0.36% of total assets, at December 31, 2006. The Company’s nonperforming assets to total assets ratio of 0.18% at June 30, 2007 is 16 basis points lower than the March 31, 2007 average ratio of 0.34% for West Coast publicly traded commercial banks as monitored by D.A. Davidson and Company.

The loan loss provision in the second quarter of 2007 of $180,000 was up $80,000 from $100,000 in the second quarter of last year. The Company had net charge-offs in the second quarter of 2007 of $34,000 versus net recoveries of $137,000 in the second quarter of 2006 and net charge-offs of $233,000 for the first six months of this year versus net recoveries of $256,000 for the same period last year. Loan loss reserves as a percent of total loans decreased to 1.30% at June 30, 2007 from 1.35% at June 30, 2006. Based on our assessment of loan quality, the Company believes that its reserve for loan losses is at an appropriate level under current economic conditions.

Noninterest income was $2,229,000 for the quarter ended June 30, 2007 compared to $1,917,000 for the quarter ended June 30, 2006, an increase of 16.3%. For the six months ended June 30, 2007, noninterest income was $4,262,000 compared to $3,688,000 for the same period in 2006, an increase of 15.6%. The increases for both the three and six month periods are the result of increased service charges on deposits, merchant visa income and brokered mortgage banking income.

Mr. Vance stated, “We are pleased with our overall performance this quarter especially considering the challenging interest rate environment that still exists. While our net interest margin was 9 basis points lower than the net interest margin we achieved in the 1st quarter of 2007, the decline was much less than the decline that occurred from the 4th Quarter of last year to the 1st quarter of this year and was in line with our expectations. Competitive pressures with respect to loan pricing will likely continue to weigh on our margin.” Mr. Vance added, “We have experienced nice balance sheet growth year to date with loans growing at 10% and deposits growing at 12%, enabling us to achieve a milestone of over $900 million in total assets.”

Noninterest expense was $7,176,000 for the quarter ended June 30, 2007 compared to $6,816,000 for the quarter ended June 30, 2006, an increase of 5.3%. For the six months ended June 30, 2007, noninterest expense was $14,362,000 compared to $13,100,000 for the same period in 2006, an increase of 9.6%. The Company’s efficiency ratio decreased to 63.33% for the quarter ended June 30, 2007 from 65.74% for the quarter ended March 31, 2007 and from 63.69% for the quarter ended June 30, 2006. The efficiency ratio increased to 64.51% for the six months ended June 30, 2007 from 62.51% for the six months ended June 30, 2006.

On January 25, 2006, the Company announced that the Board of Directors had authorized an eighteen-month extension to its eighth share buyback program to purchase and retire an additional five percent (5%) of the Company’s outstanding shares, or approximately 310,000 shares. At June 30, 2007, approximately 155,000 shares remain to be purchased under the eighth program. During the quarter ended June 30, 2007, the Company repurchased 27,857 shares at an average price of $22.84. Through June 30, 2007, Heritage has repurchased 6,002,273 shares, or approximately 52.7% of the total shares outstanding as of March 31, 1999, at an average price of $12.28.

On June 20, 2007, the Company’s Board of Directors declared a dividend of 21.0 cents per share payable on July 30, 2007 to shareholders of record on July 16, 2007. This is the thirty-fourth consecutive quarterly dividend to be paid.

The Company will hold a telephone conference call to discuss this earnings release on July 25, 2007 at 10:00 am PDT. To access the call, please dial (800) 288-8976 a few minutes prior to 10:00 am PDT. The call will be available for replay for ten days by dialing (800) 475-6701 — access code 878993.

In other news, Heritage President and CEO, Brian L. Vance is scheduled to present at the Keefe Bruyette & Woods 2007 Honor Roll & Seventh Annual Community Bank Investor Conference, taking place at the Waldorf-Astoria Hotel in New York on July 31st and August 1st.

Mr. Vance is scheduled to present on Wednesday, August 1st at 2:00 p.m. EDT. There will be a live web cast including audio and presentation slides. Interested parties can access the presentation online through the Keefe Bruyette & Woods website — www.kbw.com. A replay of the web cast will be archived on the website for approximately sixty days after the conference.

Heritage Financial Corporation is a $900 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, Mason and south King Counties in the South Puget Sound region of Washington through its fourteen full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	June 30,	December 31,	June 30,
	2007	2006	2006
Loans held for sale	$380	$—	$474
Loans receivable	789,813	749,701	722,111
Allowance for loan losses	(10,232)	(10,105)	(9,742)

Net loans	779,581	739,596	712,369
Fed funds sold	4,600	—	—
Investments and interest earning deposits	44,510	45,700	47,563
Goodwill and other intangible assets	13,627	13,661	13,881
Other assets	62,888	53,936	54,022

Total assets	$905,586	$852,893	$828,309

Deposits	$770,801	$725,921	$708,701
Borrowings	44,337	40,538	35,755
Other liabilities	8,878	7,795	8,522
Stockholders’ equity	81,570	78,639	75,331

Total liabilities and equity	$905,586	$852,893	$828,309

Other Data
At period end:
Nonaccrual loans	$1,605	$2,807	$2,603
Real estate owned	—	225	225

Nonperforming assets	$1,605	$3,032	$2,828
Allowance for loan losses to:
Loans	1.30%	1.35%	1.35%
Nonperforming loans	637.51%	360.05%	374.28%
Nonperforming assets to total assets	0.18%	0.36%	0.34%
Equity to assets ratio	9.01%	9.22%	9.09%
Book value per share	$12.29	$11.99	$11.48
Tangible book value per share	$10.23	$9.91	$9.36

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest income	$15,627	$13,412	$30,552	$25,782
Interest expense	6,525	4,628	12,552	8,513

Net interest income	9,102	8,784	18,000	17,269
Provision for loan losses	180	100	360	240
Noninterest income	2,229	1,917	4,262	3,688
Noninterest expense	7,176	6,816	14,362	13,100

Income before income taxes	3,975	3,785	7,540	7,617
Federal income tax	1,348	1,250	2,540	2,517

Net income	$2,627	$2,535	$5,000	$5,100

Earnings per share:
Basic	$0.40	$0.40	$0.76	$0.81
Diluted	$0.39	$0.39	$0.75	$0.79

Performance Ratios (1):
Net interest margin	4.50%	4.83%	4.55%	4.89%
Efficiency ratio (2)	63.33%	63.69%	64.51%	62.51%
Return on average assets	1.21%	1.30%	1.18%	1.35%
Return on average equity	12.76%	14.13%	12.35%	14.65%

Weighted Average Common Shares Outstanding:
Basic	6,576,751	6,319,886	6,541,234	6,261,762
Diluted	6,681,694	6,537,234	6,679,784	6,483,607

(1)	Ratios are calculated on an annualized basis.
(2)	Noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income.

CONTACT:

Brian L. Vance, President and Chief Executive Officer, or

Edward D. Cameron, Executive Vice President and CFO

(360) 943-1500